Exhibit 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002
PRESS RELEASE
Pioneer Announces 2006 Third Quarter Results
     Houston, Texas (November 8, 2006) — Pioneer Companies, Inc. [NASDAQ: PONR] today reported net income of $31.5 million, or $2.66 per diluted share, on revenues of $137.1 million for the three months ended September 30, 2006. This compares to net income of $20.1 million, or $1.70 per diluted share, on revenues of $132.8 million for the third quarter of 2005. For the nine months ended September 30, 2006, Pioneer’s net income was $63.0 million, or $5.31 per diluted share, on revenues of $404.5 million, as compared to a net income of $59.2 million, or $5.02 per diluted share, on revenues of $384.7 million for the nine months ended September 30, 2005.
     On September 27, 2006, Pioneer closed the sale of approximately 60 acres of vacant land located adjacent to its chlor-alkali manufacturing facility in Henderson, Nevada. The sale price for the property was $24.0 million, and Pioneer realized approximately $22.5 million in net proceeds. This property had a nominal book value, and Pioneer recognized a $22.5 million gain, which is included in other items in the consolidated statement of operations.
     Revenues increased by $4.3 million (approximately 3% increase) for the three months ended September 30, 2006 compared to the same period in 2005, resulting from increased sales volumes. Revenues increased by approximately $19.8 million (an increase of approximately 5%) for the nine months ended September 30, 2006 compared to the same period in 2005. This increase primarily resulted from higher ECU prices during the 2006 period in addition to higher sales volume of caustic soda comprising approximately 20% of that increase.
     Pioneer’s average ECU netback (ECU price less distribution cost) during the third quarter of 2006 was $557, which was $20 lower than the average ECU netback of $577 during the preceding quarter, and $24 lower than the average ECU netback of $581 in the third quarter of 2005. During the first nine months of 2006, Pioneer’s average ECU netback increased from $569 in the 2005 period to $583 in the 2006 period (an increase of approximately 2%).
     Pioneer’s ECU production was 178,205 ECUs in the third quarter of 2006, as compared to 169,759 ECUs in the second quarter of 2006 and 164,343 ECUs in the third quarter of 2005. Pioneer’s plants operated at approximately 98% of production capacity during the third quarter of 2006 as there were no significant plant outages during the quarter.
     Cost of sales for the quarter ended September 30, 2006 increased by $9.0 million, to $105.1 million, as compared to the third quarter of 2005. In the most recent quarter, Pioneer’s cost of sales included an increase in variable costs of $5.6 million and an increase in fixed costs of $3.4 million as compared to the three months ended September 30, 2005. The increase in variable costs of $5.6 million mainly included an increase in variable product cost of $2.3 million and distribution costs of $3.3 million. Variable product costs included higher production costs of $2.7 million related to increased power and other raw materials prices and higher costs of $2.3 million from increased production volume. Also included in variable product costs were lower purchase for resale costs of $1.1 million and lower costs of $1.6 million from a decrease in inventory usage compared to the same period a year ago. The fixed costs increase of $3.4 million was mainly comprised of higher logistical costs of $1.7 million, increased employee-related costs of $0.8 million and higher maintenance costs of $0.7 million.
     Cost of sales for the nine months ended September 30, 2006 increased by $30.5 million, as compared to the nine months ended September 30, 2005. In the most recent period, Pioneer’s cost of sales included an increase in variable costs of $22.8 million and an increase in fixed costs of $7.7 million as compared to the nine months ended September 30, 2005. The increase in variable costs of $22.8 million included an increase in our variable product cost of $14.4 million and distribution costs of $8.4 million. Variable product costs included higher production costs of $17.1 million related to increased power and other raw materials prices offset in part by lower costs of $1.5 million on Pioneer’s non-ECU product purchase for resale. In addition, the current period had lower inventory usage of $1.3 million compared to the same period a year ago. The increase in fixed costs of $7.7 million was mainly comprised of higher logistical costs of $2.3 million, higher utilities costs of $1.8 million, increased employee-related costs of $1.7 million and environmental costs of $1.7 million recognized in June 2006 for brine material disposal at the Dalhousie site.
     Selling, general and administrative expenses decreased by $0.2 million, or approximately 2%, to $8.6 million for the three months ended September 30, 2006, as compared to the three months ended September 30, 2005. The decrease included $0.5 million of lower professional fees in the current period, primarily related to our ongoing effort of compliance with the Sarbanes-Oxley Act and $0.8 million of lower employee bonus accrual compared to the prior period. Partially offsetting these decreases were increases of $0.9 million in employee-related costs.
     Selling, general and administrative expenses increased by $0.3 million, or approximately 1%, to $25.5 million for the nine months ended September 30, 2006, as compared to the nine months ended September 30, 2005. The increase included $1.5 million of higher professional fees in the current period, primarily related to our ongoing effort of compliance with the Sarbanes-Oxley Act, in addition to increased legal costs. Additionally, there were increases of $2.7 million in employee-related costs, which included stock-based compensation expense of $0.7 million. Partially offsetting these increases was a decrease of $1.4 million in bad debt expense resulting from improvements in accounts receivables related to certain customers within higher risk industries, a $2.5 million reduction in the employee bonus accrual compared to the prior period and $0.3 million decrease in insurance costs resulting from a decrease in rates on premiums.
     During the first quarter of 2006, Pioneer redeemed $50.0 million of its Senior Notes, and paid a related prepayment premium of $2.5 million, which reduced the balance of its outstanding Senior Notes to approximately $100.0 million. There were no borrowings under Pioneer’s revolving credit facility in the third quarter of 2006.
     Interest expense, net for the three months ended September 30, 2006 was $1.7 million (consisting of $2.6 million of interest expense and $0.9 million of interest income), compared to $3.6 million of interest expense, net, during the year-earlier period, which decreased approximately $1.9 million as a result of lower debt balances during the 2006 period. Interest expense, net, was $6.3 million for the nine months ended September 30, 2006 (consisting of interest expense of $7.9 million and interest income of approximately $1.6 million.). This was $5.7 million less than the same period in 2005, as a result of lower debt balances during the 2006 period. The decrease in debt balances resulted from the retirement of all outstanding Tranche A Notes in August 2005 and the voluntary redemption of $50.0 million in principal amount of the $150.0 million of outstanding Senior Notes in January 2006.
     Pioneer has substantial Canadian operations and accordingly must measure Canadian dollar-denominated account balances in U.S. dollars for financial reporting purposes. In the third quarter of 2006, Pioneer had nominal currency exchange gain compared to other income (expense), net, of $1.7 million consisting primarily of currency exchange loss in the third quarter of 2005.
     Income tax expense for the third quarter of 2006 was $14.6 million compared to income tax expense of $2.1 million for the third quarter of 2005. For the nine months ended September 30, 2006, income tax expense was $23.4 million compared to $8.4 million of tax expense for the same period in 2005. The increase in income taxes for the nine months ended September 30, 2006 resulted from higher income before taxes and a change in the recorded valuation allowance. In the 2005 period, a larger amount of Pioneer’s income tax expense was offset by the decrease of a portion of the valuation allowance related to Pioneer’s U.S. net operating loss carryforwards.
     At September 30, 2006, Pioneer had liquidity of $128.8 million, which included $103.3 million of cash and cash equivalents, and $25.5 million available for borrowing under Pioneer’s revolving credit facility, which was net of $4.5 million of outstanding letters of credit.
     Michael Y. McGovern, President and Chief Executive Officer of Pioneer, commented: “We are very pleased with our excellent operating results for the third quarter. Our plants operated at approximately 98% of our production capacity, with no major outages during the quarter, and we had correspondingly higher sales volumes. Further, our product prices held relatively firm, with only a moderate decline in our average ECU netback from $577 in the second quarter of this year to $557 in the third quarter. As a result, our cash flow from operations, together with the $22.5 million net proceeds from the Henderson land sale, increased our cash and cash equivalents balance at September 30, 2006 to $103.3 million. Since our outstanding debt at September 30, 2006 was $101.8 million, this essentially “debt-free” position marks a major achievement for the Company and its employees.”
     Mr. McGovern continued, “We anticipate that we will make additional voluntary redemptions of our Senior Notes in early 2007 when the redemption premium decreases from its current 5% to 2.5%. In addition, we are currently evaluating our future capital needs and optimum capital structure as we think about our future opportunities. We anticipate that we will renew our revolver prior to year-end for an additional six months, and then may refinance both our revolver and outstanding Senior Notes in the first half of 2007.”
     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Pioneer’s common stock trades on the NASDAQ Stock Market under the symbol PONR.
     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended September 30, 2006, and has posted it to its Internet website. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet website at www.piona.com. Pioneer will conduct a teleconference on Friday, November 10, 2006, at 10:00 a.m. CST in order to discuss its financial results for the third quarter of 2006. Individuals who are interested in listening to the teleconference may call (800) 289-0436 at that time and request to listen to the Pioneer earnings teleconference. A telephonic replay will be available from 1:00 p.m. CST on Friday, November 10, 2006 through midnight CST on Wednesday, November 15. To access the replay, please call (888) 203-1112 and enter passcode #4938274.
     To access the webcast of the conference call, please log on to www.piona.com and go to Investors and then to Conference Calls. To listen to the live webcast, please go to this website approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, a replay will be available shortly after the call on the website.
     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the cyclical nature of the markets for Pioneer’s products and raw materials, the fluctuations in demand and prices for Pioneer’s products and raw materials, increases in energy prices, Pioneer’s access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.
Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$137,110	$132,773	$404,515	$384,722
Cost of sales	(105,089)	(96,087)	(306,752)	(276,292)

Gross profit	32,021	36,686	97,763	108,430

Selling, general and administrative expenses	(8,552)	(8,735)	(25,547)	(25,212)
Other items	24,329	(483)	24,736	(2,485)

Operating income	47,798	27,468	96,952	80,733

Interest expense, net	(1,736)	(3,597)	(6,275)	(11,967)
Other income (expense), net	35	(1,711)	(4,330)	(1,129)

Income before income taxes	46,097	22,160	86,347	67,637
Income tax expense	(14,582)	(2,058)	(23,368)	(8,426)

Net income	$31,515	$20,102	$62,979	$59,211

Net income per share:
Basic	$2.68	$1.76	$5.35	$5.24
Diluted	$2.66	$1.70	$5.31	$5.02

Weighted average number of shares outstanding:
Basic	11,781	11,412	11,774	11,291
Diluted	11,862	11,814	11,866	11,791

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2006	2005
Assets
Current assets	$183,952	$151,603
Property, plant and equipment, net	147,635	158,960
Other assets, net	6,685	4,310
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$422,336	$398,937

Liabilities and stockholders’ equity
Current liabilities	$60,106	$59,932
Long-term debt, less current portion	101,760	152,739
Employee benefit and other long-term liabilities	91,290	81,276
Total stockholders’ equity	169,180	104,990

Total liabilities and stockholders’ equity	$422,336	$398,937

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Operating activities:
Net income	$62,979	$59,211
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	18,049	18,582
(Reduction of) provision for allowance for doubtful accounts	(1,412)	99
Deferred tax expense	12,217	7,212
(Gain) loss on disposal of assets	(24,514)	1,532
Currency exchange loss	2,074	1,052
Loss on early debt extinguishment	2,500	—
Stock-based compensation expense	712	—
Accretion expense	228	—
Net effect of changes in operating assets and Liabilities	5,055	2,665

Net cash flows from operating activities	77,888	90,353

Investing activities:
Capital expenditures	(8,735)	(7,496)
Proceeds from disposal of assets	25,032	1,228

Net cash flows from (used in) investing activities	16,297	(6,268)

Financing activities:
Excess tax benefits on stock options exercised	129	—
Payment of premium on early debt extinguishment	(2,500)	—
Repayments of long-term debt	(51,664)	(48,107)
Proceeds from issuance of stock, net	409	1,204

Net cash flows used in financing activities	(53,626)	(46,903)

Effect of exchange rate changes on cash	(80)	95

Net change in cash and cash equivalents	40,479	37,277
Cash and cash equivalents at beginning of period	62,790	16,191

Cash and cash equivalents at end of period	$103,269	$53,468